NEUBERGER BERMAN OCTOBER 31, 2003




Report of Votes of Shareholders Unaudited

Special meetings of shareholders of the Neuberger Berman Intermediate Municipal Closed End Funds were held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc., the Transaction, the management agreement between each Fund and NB Management, and the sub advisory agreement between NB Management and Neuberger Berman LLC with respect to each Fund, automatically terminated. To provide for continuity of management, the shareholders of each Fund voted on the following matters, which became effective upon completion of the Transaction on October 31, 2003

Proposal 1 To Approve a New Management Agreement between each Fund and NB Management


Neuberger Berman Intermediate Municipal
Closed End Funds
Votes For
Votes Against
Abstentions
California
4,761,341.423
44,477.000
72,457.000
Intermediate
13,336,082.586
188,210.688
193,261.000
New York
3,819,821.296
66,494.000
50,546.000


Proposal 2  To Approve a New Sub Advisory Agreement between NB
Management and Neuberger Berman LLC with respect to each Fund


Neuberger Berman Intermediate
Municipal Closed End Funds
Votes For
Votes Against
Abstentions
California
4,750,710.423
44,477.00
83,088.000
Intermediate
13,338,082.586
183,034.688
196,437.000
New York
3,821,707.296
67,544.000
47,610.000

Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.